Exhibit 99.1

PRESS RELEASE

	CONTACT:	Al Petrie	Brent Collins
		Investor Relations Coordinator	Director of Investor Relations
FOR IMMEDIATE RELEASE		apetrie@wtoffshore.com	bcollins1@wtoffshore.com
		713-297-8024	713-624-7364

W&T Offshore Announces Change in Senior Management

HOUSTON, April 11, 2022 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today announced that Shahid A. Ghauri, W&T’s Vice President, General Counsel and Corporate Secretary is leaving the Company to pursue other personal interests. Nadege Assale, who has served as Assistant General Counsel for the past two years, will assume the role of Acting General Counsel until Mr. Ghauri’s successor is named. Mr. Ghauri will remain with W&T through April 22, 2022 to assist in the transition.

Tracy W. Krohn, Chairman and Chief Executive Officer, commented, “We appreciate Shahid’s dedicated efforts during his five years with the Company. He has been a trusted advisor to management and our Board, as well as being actively involved in the many transactions we completed during his tenure. We will miss his insight and wish him the very best in the future.”

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration, and development. As of December 31, 2021, the Company had working interests in 43 fields in federal and state waters and has under lease approximately 606,000 gross acres, including approximately 419,000 gross acres on the Gulf of Mexico Shelf and approximately 187,000 gross acres in the Gulf of Mexico deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

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